====================================

                          NEWCOR, INC.

                             SECOND
                      AMENDED AND RESTATED
                   REVOLVING CREDIT AGREEMENT

                      DATED MARCH 6, 1995

                         COMERICA BANK

              ====================================





                                                   Execution Copy


     SECOND AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT



      THIS SECOND AMENDED AND RESTATED AGREEMENT, made as of the 6th day of March, 1995, by and between NEWCOR, INC., a Delaware corporation, of Troy, Michigan (herein called "Company") and COMERICA BANK, a Michigan banking corporation, of Detroit, Michigan (herein called "Bank");

     RECITALS:

          A. Company and Bank entered into an Amended and Restated Revolving Credit Agreement dated July 26, 1994, as amended ("Existing Credit Agreement").

          B. Company and Bank desire to amend the Existing Credit Agreement in its entirety.

      NOW, THEREFORE, Bank and Company agree that the Existing Credit Agreement is amended in its entirety as follows:

     WITNESSETH:

     1.   DEFINITIONS

      For the purposes of this Agreement the following terms will have the following meanings:

     "Advance" shall mean a borrowing requested by Company and made by Bank under this Agreement, including any refunding or conversions of such borrowing pursuant to Section 2.7 hereof, and shall include a Eurodollar-based Advance and a Prime-based Advance.

     "Alternate Base Rate" shall mean for any day a rate per annum (rounded upwards, if necessary, to the next higher 1/8 of 1%) equal to the Federal Funds Effective Rate in effect on such day plus one percent (1%).

     "Applicable Interest Rate" shall mean the Eurodollar-based Rate or the Prime-based Rate, as selected by Company from time to time subject to the terms and conditions of this Agreement.

      "Business Day" shall mean any day on which commercial banks are open for domestic and international business (including dealings in foreign exchange) in Detroit, London and New York.

      "Commitment" shall mean the total commitment of Bank to make Advances to Company pursuant to this Agreement in the amount of Twenty Eight Million Dollars ($28,000,000), subject to reduction as herein provided.

      "Consolidated" or "Consolidating" shall, when used with reference to any financial information pertaining to (or when used as a part of any defined term or statement pertaining to the financial condition of) Company and its Subsidiaries, mean the accounts of Company and its Subsidiaries determined on a consolidated or consolidating basis, as the case may be, all determined as to principles of consolidation and, except as otherwise specifically required by the definition of such term or by such statements, as to such accounts, in accordance with generally accepted accounting principles applied on a consistent basis and consistent with the financial statements, if any, as at and for the fiscal year ended October 31, 1994.

      "Debt to Worth Ratio" shall mean the ratio of total liabilities to Tangible Net Worth (as hereafter defined).

      "Environmental Laws" shall mean all federal, state and local laws including statutes, regulations, ordinances, codes, rules, and other governmental restrictions and requirements, relating to environmental pollution, contamination or other impairment of any nature, any hazardous or other toxic substances of any nature, whether liquid, solid and/or gaseous, including smoke, vapor, fumes, soot, acids, alkalis, chemicals, wastes, by-products, and recycled materials. These Environmental Laws shall include but not be limited to the Federal Solid Waste Disposal Act, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Superfund Amendments and Reauthorization Act of 1986, regulations of the Environmental Protection Agency, regulations of the Nuclear Regulatory Agency, regulations of any state department of natural resources or state environmental protection agency now or at any time hereafter in effect and local health department ordinances.

      "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, or any successor act or code.

      "Eurodollar-based Advance" shall mean an Advance which bears interest at the Eurodollar-based Rate.

      "Eurodollar-based Rate" shall mean a per annum interest rate which is one percent (1%) plus the quotient of:

          (a) the per annum interest rate at which Bank's Eurodollar Lending Office offers deposits to prime banks in the eurodollar market in an amount comparable to the relevant Eurodollar-based Advance and for a period equal to the relevant Eurodollar-Interest Period at approximately the time the relevant Eurodollar-based Advance is made; divided by

          (b) a percentage equal to 100% minus the maximum rate on such date at which Bank is required to maintain reserves on "Euro-currency Liabilities" as defined in and pursuant to Regulation D of the Board of Governors of the Federal Reserve System or, if such regulation or definition is modified, and as long as Bank is required to maintain reserves against a category of liabilities which includes eurodollar deposits or includes a category of assets which includes eurodollar loans, the rate at which such reserves are required to be maintained on such category.

     "Eurodollar-Interest Period" shall mean an Interest Period of one (1), two (2), three (3), or six (6) months as selected by Company pursuant to Sections 2.5 or 2.7 of this Agreement.

      "Eurodollar Lending Office" shall mean Bank's office located at Grand Cayman Island, British West Indies or such other branch of Bank, domestic or foreign, as it may hereafter designate as its Eurodollar Lending Office by notice to Company.

      "Federal Funds Effective Rate" shall mean, for any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Bank from three Federal funds brokers of recognized standing selected by it.

      "Guaranty" shall mean the Guaranty Agreement dated March 9, 1992 from the Guarantors to Bank, together with any additional guaranty delivered to Bank by a Subsidiary pursuant to the provisions of Section 6.14 hereof, in each case as the same may be amended from time to time.

      "Guarantors" shall mean Eonic, Inc., Newcor Machine Tool, Inc. and Rochester Gear, Inc. and each other person who from time to time is required pursuant to the terms of this Agreement to guaranty Company's obligations to Bank hereunder.

      "Interest Period" shall mean a Eurodollar-Interest Period commencing on the day a Eurodollar-based Advance is made, provided that:

          (a) any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day, except that as to a Eurodollar-Interest Period, if the next succeeding Business Day falls in another calendar month, the Eurodollar-Interest Period shall end on the next preceding Business Day, and when a Eurodollar-Interest Period begins on a day which has no numerically corresponding day in the calendar month during which such Eurodollar-Interest Period is to end, it shall end on the last Business Day of such calendar month, and

          (b) no Interest Period shall extend beyond the maturity date set forth in the Note to which such Interest Period is to apply.

      "Letter of Credit Maximum Amount" shall mean Three Million Dollars ($3,000,000).

     "Net Worth" for any person shall mean, at any date, an amount computed in accordance with generally accepted accounting principles consistently applied and determined by subtracting total liabilities from total assets.

      "Pension Plans" shall mean all pension plans of Company which are subject to ERISA.

      "Prime Rate" shall mean the per annum interest rate established by Bank as its prime rate for its borrowers as such rate may vary from time to time, which rate is not necessarily the lowest rate on loans made by Bank at any such time.

      "Prime-based Advance" shall mean an advance which bears interest at the Prime-based Rate.

      "Prime-based Rate" shall mean a per annum interest rate which is the greater of (i) the Prime Rate or (ii) the Alternate Base Rate.

      "Request for Advance" shall mean a Request for Advance issued by Company under this Agreement in the form annexed to this Agreement as Exhibit "B".

     "Revolving Credit Maturity Date" shall mean February 28, 1997.

     "Revolving Credit Note" shall mean the revolving credit note issued by Company under this Agreement in the form annexed to this Agreement as Exhibit "A".

     "Subsidiary" shall mean a corporation of which more than fifty percent (50%) of the outstanding voting stock is owned by Company, either directly or indirectly, through one or more intermediaries and "Subsidiaries" shall refer, collectively, to each Subsidiary of Company.

     "Tangible Net Worth" for any person shall mean, at any date, an amount computed in accordance with generally accepted accounting principles consistently applied and determined by subtracting total liabilities from total assets and subtracting from such amount goodwill and other intangible assets and any assets not related to the normal course of such person's business as conducted on the date of the computation.

      "Working Capital" for any person shall mean an amount computed in accordance with generally accepted accounting principles consistently applied by subtracting, on any date, the current liabilities of such person from its current assets.

     2.   THE INDEBTEDNESS: Revolving Credit

     2.1 Bank agrees to make Advances to Company at any time and from time to time from the effective date hereof until the Revolving Credit Maturity Date, not to exceed the Commitment in aggregate principal amount at any one time outstanding. All of the Advances hereunder shall be evidenced by the Revolving Credit Note under which advances, repayments and readvances may be made, subject to the terms and conditions of this Agreement. Advances outstanding under the Existing Agreement shall be deemed to be Advances under this Agreement with the same Interest Periods and Applicable Interest Rates. Interest accrued and unpaid under the Existing Agreement shall be deemed to have accrued hereunder.

      2.2 The Revolving Credit Note shall mature on the Revolving Credit Maturity Date and each Advance from time to time outstanding thereunder shall bear interest at its Applicable Interest Rate. The amount and date of each Advance, its Applicable Interest Rate, its Interest Period, and the amount and date of any repayment shall be noted on Bank's records, which records will be conclusive evidence thereof.

      2.3 Interest on the unpaid balance of all Prime-based Advances from time to time outstanding, shall be payable quarterly commencing on April 30, 1995 and on the last day of each quarter thereafter. Interest accruing at the Prime-based Rate shall be computed on the basis of a 360 day year and assessed for the actual number of days elapsed, and in such computation effect shall be given to any change in the Prime-based Rate resulting from a change in the Prime-based Rate on the date of such change in the Prime-based Rate.

     2.4 Interest on each Eurodollar-based Advance shall be payable on the last day of the Interest Period applicable thereto. Interest accruing at the Eurodollar-based Rate shall be computed on the basis of a 360 day year and assessed for the actual number of days elapsed from the first day of the Interest Period applicable thereto to but not including the last day thereof.

      2.5 Company may request an Advance upon the delivery to Bank of a Request for Advance executed by an authorized officer of Company, subject to the following:

          (a)    each  such  Request  for  Advance  shall  set  forth   the
          information required on the Request for Advance form annexed hereto as Exhibit "B";

          (b) each such Request for Advance shall be delivered to Bank by 4:00 p.m. on the proposed date of Advance;

          (c) the principal amount of such Advance, plus the amount of any outstanding indebtedness to be then combined therewith having the same Applicable Interest Rate and Interest Period, if any, shall be (i) in the case of a Prime-based Advance at least $100,000 and
          (ii) in the case of a Eurodollar-based Advance at least $500,000 or any larger amount in $100,000 increments;

          (d) a Request for Advance, once delivered to Bank, shall not be revocable by Company.

      2.6 Company may prepay all or part of the outstanding balance of the Prime-based Advance(s) under the Line of Credit Note at any time, provided that the amount of any such partial prepayment shall be at least $100,000 and the aggregate balance of Prime-based Advance(s) remaining outstanding shall be at least $100,000. Upon two (2) Business Days prior notice to Bank, Company may prepay all or part of any Eurodollar-based Advance on the last day of the Interest Period therefor, provided that the amount of any such partial prepayment shall be at least $500,000 and the unpaid portion of such Advance which is refunded or converted under Section 2.7 shall be subject to the limitations of subsection (c) thereof. Any prepayment made in accordance with this Section shall be without premium, penalty or prejudice to Company's right to reborrow under the terms of this Agreement. Any other prepayment shall be restricted by Section 3.1 hereof.

      2.7 Company may refund any Advance in the same type of Advance or convert any Advance to any other type of Advance upon the delivery to Bank of a Request for Advance, subject to the following:

          (a)    each  such  Request  for  Advance  shall  set  forth   the
          information required on the Request for Advance form annexed hereto as Exhibit "B";

          (b) each such Request for Advance shall be delivered to Bank by 11:00 a.m. on the proposed date of refunding or conversion, which proposed date in the case of an outstanding Eurodollar-based
          Advance shall only be on the last day of the Interest Period applicable thereto;

          (c) the amount to be converted to or refunded, plus the amount of any outstanding indebtedness or new Advance to be then combined therewith having the same Applicable Interest Rate and Interest Period, if any, shall be (i) in the case of a Prime-based Advance at least $100,000 and (ii) in the case of a Eurodollar-based Advance at least $500,000;

          (d) a Request for Advance, once delivered to Bank, shall not be revocable by Company.

If, as to any outstanding Eurodollar-based Advance, Bank shall not receive a timely Request for Advance, the principal amount thereof which is not then prepaid shall be automatically converted to a Prime-based Advance on the last day of the Interest Period applicable thereto, subject in all cases to the requirement that the aggregate outstanding amount of Prime-based Advances shall be at least $100,000.

      2.8 Subject to the terms and conditions of this Agreement, Bank may, at any time and from time to time until the Revolving Credit Maturity Date, upon the request of Company, issue letters of credit ("Letters of Credit") for the account of Company, in an aggregate amount at any one time outstanding not to exceed the Letter of Credit Maximum Amount. Each Letter of Credit shall provide an initial expiration date not later than the Revolving Credit Maturity Date. All applications by Company for Letters of Credit will be submitted, and all Letters of Credit issued, in accordance with United States Treasury Foreign Assets Control and Cuban Control Regulations and, further, no Letters of Credit will be issued in favor of any beneficiary in Libya, Syria, Iraq or Iran. Letters of Credit shall be issued upon terms and conditions acceptable to Bank. A Letter of Credit commission in the amount of one half of one percent (1/2%) per annum shall be payable with respect to each Letter of Credit, which shall be payable annually in advance. Letters of Credit issued under the Existing Agreement shall be deemed to be Letters of Credit issued hereunder.

      2.9 No Letter of Credit shall be issued unless, as of the date the issuance of such Letter of Credit is requested:

                     (a) the face amount of the Letter of Credit requested when added to the face amount of all other outstanding
               Letters of Credit does not exceed the Letter of Credit Maximum Amount;

                     (b) the face amount of the Letter of Credit requested when added to the principal amount of all Advances under the Line of Credit Note outstanding and other outstanding Letters of Credit, does not exceed the Commitment;

                     (c) the obligations of Company set forth in this Agreement are valid, binding and enforceable obligations of Company;

                     (d) no event of default hereunder exists and no event which, with the giving of notice or lapse of time, or both, would constitute an event of default hereunder exists;

                     (e) the representations and warranties contained in this Agreement are true in all material respects;

                     (f) no order, judgment or decree of any court, arbitrator or governmental authority shall purport by its terms to enjoin or restrain Bank from issuing the Letter of Credit.

      2.10 Company agrees to pay to Bank a commitment fee on the average daily balance of the unused portion of the revolving credit (less any outstanding Letters of Credit) at the rate of one quarter percent (1/4%) per annum, computed on the actual number of days elapsed using a year of 360 days. The commitment fee shall be payable quarterly commencing April
30, 1995. Commitment fees accrued and unpaid under the Existing Agreement shall be deemed to have accrued hereunder.

          3.    SPECIAL  PROVISIONS,  CHANGES IN  CIRCUMSTANCES  AND  YIELD
          PROTECTION.

      3.1 As to any Eurodollar-based Advance, if any prepayment thereof shall occur on any day other than the last day of an Interest Period (whether pursuant to this Article, or by acceleration, or otherwise), or if an Applicable Interest Rate shall be changed during any Interest Period pursuant to this Article, Company shall reimburse Bank on demand for any costs incurred by Bank as a result of the timing thereof including but not limited to any costs incurred in liquidating or employing deposits from third parties, provided that Bank shall have delivered to Company a certificate setting forth the basis for determining such costs, which certificate shall be conclusively presumed correct save for manifest error.

     3.2 For any Interest Period for which the Applicable Interest Rate is the Eurodollar-based Rate, if Bank shall designate a Eurodollar Lending Office which maintains books separate from those of the rest of Bank, Bank shall have the option of maintaining and carrying the relevant Advance on the books of such Eurodollar Lending Office.

      3.3 If with respect to any Interest Period Bank determines that, by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in Eurodollars in the applicable amounts are not being offered to the Bank for such Interest Period, then Bank shall forthwith give notice thereof to the Company. Thereafter, until Bank notifies Company that such circumstances no longer exist, the obligation of Bank to make Eurodollar-based Advances, and the right of Company to convert an Advance to or refund an Advance as a Eurodollar-based Advance shall be suspended.

     3.4 If, after the date hereof, the introduction or implementation of, or any change in, any applicable law, rule or regulation or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by Bank (or its Eurodollar Lending Office) with any request or directive (whether or not having the force of law) of any such authority, shall make it unlawful or impossible for the Bank (or its Eurodollar Lending Office) to honor its obligations hereunder to make or maintain any Advance with interest at the Eurodollar-based Rate, Bank shall forthwith give notice thereof to Company. Thereafter (a) the obligation of Bank to make Eurodollar-based Advances and the right of Company to convert an Advance or refund an Advance as a Eurodollar-based Advance shall be suspended and thereafter Company may select as Applicable Interest Rates only those which remain available, and (b) if Bank may not lawfully continue to maintain an Advance to the end of the then current Interest Period applicable thereto, the Prime-based Rate shall be the Applicable Interest Rate for the remainder of such Interest Period.

      3.5 If the adoption or implementation after the date hereof, or any change after the date hereof in, any applicable law, rule or regulation of any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Bank (or its Eurodollar Lending Office) with any request or directive (whether or not having the force of law) made by any such authority, central bank or comparable agency after the date hereof:

          (a) shall subject Bank (or its Eurodollar Lending Office) to any tax, duty or other charge with respect to any Advance or the Revolving Credit Note or shall change the basis of taxation of payments to Bank (or its Eurodollar Lending Office) of the principal of or interest on any Advance or the Revolving Credit Note or any other amounts due under this Agreement in respect thereof (except for changes in the rate of tax on the overall net income of Bank or its Eurodollar Lending Office imposed by the jurisdiction in which Bank's principal executive office or Eurodollar Lending Office is located); or

          (b) shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by Bank (or its Eurodollar Lending Office) or shall impose on Bank (or its Eurodollar Lending Office) or the foreign exchange and interbank markets any other condition affecting any Advance or the Revolving Credit Note;

and the result of any of the foregoing is to increase the costs to Bank of maintaining any part of the indebtedness hereunder or to reduce the amount of any sum received or receivable by Bank under this Agreement or under the Revolving Credit Note, by an amount deemed by the Bank to be material, then Bank shall promptly notify Company of such fact and demand compensation therefor and, within fifteen days after demand by Bank, Company agrees to pay to Bank such additional amount or amounts as will compensate Bank for such increased cost or reduction. Bank will promptly notify Company of any event of which it has knowledge which will entitle Bank to compensation pursuant to this Section. A certificate of Bank setting forth the basis for determining such additional amount or amounts necessary to compensate Bank shall be conclusively presumed to be correct save for manifest error.

      3.6 In the event that at any time after the date of this Agreement any change in law such as described in Section 4.5, hereof, shall, in the reasonable opinion of Bank require that the credit provided under this Agreement be treated as an asset or otherwise be included for purposes of calculating the appropriate amount of capital to be maintained by Bank or any corporation controlling Bank, Bank shall notify Company. Company and Bank shall thereafter negotiate in good faith an agreement to increase the commitment fee payable to Bank hereunder, to a rate which in the reasonable opinion of Bank will adequately compensate the Bank for the costs associated with such change in law. If Company and Bank are unable to agree on such increase within thirty (30) days from the date of the notice to Company, Company shall have the option, exercised by written notice to Bank within forty-five (45) days from the date of the aforesaid notice to Company from Bank, to terminate this Agreement, in which event, all sums then outstanding to Bank hereunder shall be due and payable in full. If (a) Company and Bank fail to agree on an increase in the commitment fee, or (b) Company fails to give timely notice that it has elected to exercise its option to terminate this Agreement as set forth above, then this Agreement shall automatically terminate as of the last day of the aforesaid forty-five (45) day period, in which event all sums then outstanding to Bank hereunder shall be due and payable in full.

     4.   CONDITIONS

      4.1 Company agrees to furnish Bank prior to the initial borrowing under this Agreement, in form and substance to be satisfactory to Bank, with (i) certified copies of resolutions of the Board of Directors of Company and each Guarantor evidencing approval of the borrowing hereunder and the transactions contemplated hereby; (ii) certified copies of Company's and each Guarantor's Certificate of Incorporation and Bylaws; and
(iii) a certificate of good standing from the state of Company's and each Guarantor's incorporation and from the states in which each of them is qualified to do business.

     4.2 Bank shall not be obligated to make any Advance if at the time of such request for Advance, the Advances outstanding under the Revolving Credit Note and the stated amount of outstanding Letters of Credit when added to the amount requested would exceed the Commitment.

      4.3 As security for all indebtedness of Company to Bank hereunder, Company agrees to furnish, execute and deliver to Bank, or cause to be furnished, executed and delivered to Bank, prior to or simultaneously with the initial borrowing hereunder, in form to be satisfactory to Bank and supported by appropriate resolution in certified form authorizing same, the following:

          (a)  Negative pledge letters from each Guarantor; and

          (b) A Guaranty from each of Company's Subsidiaries in form similar to that annexed as Exhibit "C".

To the extent that Company or a Guarantor has heretofore given a security interest to Bank to certain of the foregoing and such documents and agreements comply with the requirements of this Agreement, it is hereby agreed that such documents and agreements shall remain in full force and effect for the purposes of this Agreement, but Bank may, if it deems it necessary or desirable, require execution of a new agreement or agreements.

     5.   REPRESENTATIONS AND WARRANTIES

       Company  represents  and  warrants  and  such  representations   and
warranties shall be deemed to be continuing representations and warranties during the entire life of this Agreement:

      5.1 It and each of its Subsidiaries is a corporation duly organized and existing in good standing under the laws of their respective states of incorporation; it and each of its Subsidiaries is duly qualified and authorized to do business as a foreign corporation in each jurisdiction where the character of their assets or the nature of their activities makes such qualification necessary; execution, delivery and performance of this Agreement, and any other documents and instruments required under this Agreement, and the issuance of the Revolving Credit Note by Company are within its corporate powers, have been duly authorized, are not in contravention of law or the terms of Company's Articles of Incorporation or Bylaws, and do not require the consent or approval of any governmental body, agency or authority; and this Agreement and any other documents and instruments required under this Agreement, when issued and delivered under this Agreement, will be valid and binding in accordance with their terms.

     5.2 The execution, delivery and performance of this Agreement and any other documents and instruments required under this Agreement, and the issuance of the Revolving Credit Note by Company, are not in contravention of the unwaived terms of any indenture, agreement or undertaking to which Company is a party or by which it is bound.

       5.3 No litigation or other proceeding before any court or administrative agency is pending, or to the knowledge of the officers of Company is threatened against Company or any of its Subsidiaries, the outcome of which could materially impair Company's or any of its Subsidiaries' financial condition or its ability to carry on its business.

      5.4 There are no security interests in, liens, mortgages, or other encumbrances on any of Company's or any of its Subsidiaries' assets, except to Bank, or as permitted in this Agreement.

      5.5 There are no Subsidiaries of Company except Eonic, Inc., Newcor Machine Tool, Inc., and Rochester Gear, Inc.

      5.6 There exists no default by Company or any Subsidiary under the provisions of any instrument evidencing any permitted debt or of any agreement relating thereto.

     5.7 Neither Company nor any Subsidiary maintains or contribute to any Pension Plans subject to ERISA except the plans listed on Exhibit "D" hereto ("Pension Plans"). The "unfunded past service liability" of the Pension Plans, as of October 31, 1993, was approximately as noted on Exhibit "D", and there is no accumulated funding deficiency within the meaning of ERISA, or any existing liability with respect to the Pension Plan owed to the Pension Benefit Guaranty Corporation or any successor thereto.

      5.8 The balance sheet and operating statements of Company and its Consolidated Subsidiaries dated October 31, 1994, previously furnished Bank, is complete and correct and fairly presents the financial condition of Company and its Consolidated Subsidiaries and the results of its and their operations; since said date there has been no material adverse change in the financial condition of Company and its Consolidated Subsidiaries; to the knowledge of Company's officers, neither Company nor any Subsidiary has any contingent obligations (including any liability for taxes) not disclosed by or reserved against in said balance sheet, and at the present time there are no material unrealized or anticipated losses from any present commitment of Company or any of its Consolidated Subsidiaries.

      5.9 All tax returns and tax reports of Company and its Subsidiaries required by law to be filed have been duly filed or extensions obtained, and all taxes, assessments and other governmental charges or levies (other than those presently payable without penalty and those currently being contested in good faith for which adequate reserves have been established) upon Company and its Subsidiaries (or any of its or their properties) which are due and payable have been paid. The charges, accruals and reserves on the books of Company and its Subsidiaries in respect of the Federal income tax for all periods are adequate in the opinion of Company.

      5.10 Company and its Subsidiaries are, in the conduct of their business, in compliance in all material respects with all federal, state or local laws, statutes, ordinances and regulations applicable to it, the enforcement of which, if they were not in compliance, would adversely affect their business or the value of their property or assets. Company and its Subsidiaries have all approvals, authorizations, consents, licenses, orders and other permits of all governmental agencies and authorities, whether federal, state or local, required to permit the operation of their business as presently conducted, except such approvals, authorizations, consents, licenses, orders and other permits with respect to which the failure to have can be cured without having an adverse effect on the operation of such business.

      5.11 No representation or warranty by Company in this Agreement, nor any statement or certificate (including financial statements) furnished or to be furnished to Bank pursuant hereto contains or will contain any materially untrue statement of any fact or omits or will omit to state a fact necessary to make such representation, warranty, statement or certificate not misleading.

      5.12 Neither Company nor any Subsidiary is a party to any litigation or administrative proceeding, nor so far as is known by Company is any litigation or administrative proceeding threatened against Company or any Subsidiary, which in either case (A) asserts or alleges that Company or any Subsidiary violated Environmental Laws (B) asserts or alleges that Company or any Subsidiary is required to clean up, remove, or take remedial or other response action due to the disposal, depositing, discharge, leaking or other release of any hazardous substances or materials, (C) asserts or alleges that Company or any Subsidiary is required to pay all or a portion of the cost of any past, present, or future cleanup, removal or remedial or other response action which arises out of or is related to the disposal, depositing, discharge, leaking or other release of any hazardous substances or materials by Company or any Subsidiary.

      5.13 To the best knowledge of Company, there are no conditions existing currently or likely to exist during the term of this Agreement which would subject Company or any Subsidiary to damages, penalties, injunction relief or cleanup costs under any applicable Environmental Laws or which require or are likely to require cleanup, removal, remedial action or other response pursuant to applicable Environmental Laws by Company or any Subsidiary.

      5.14 Neither Company nor any Subsidiary is subject to any judgment, decree, order or citation related to or arising out of applicable Environmental Laws and to the best knowledge of the Company, neither Company nor any Subsidiary has been named or listed as a potentially responsible party by any governmental body or agency in a matter arising under any applicable Environmental Laws.

      5.15 Company and it Subsidiaries have all permits, licenses and approvals required under applicable Environmental Laws.

     6.   AFFIRMATIVE COVENANTS

      Company covenants and agrees that it will, so long as Bank is committed to make any advances or issue Letters of Credit under this Agreement and so long as any indebtedness or any Letters of Credit remain outstanding under this Agreement:

     6.1  Furnish Bank:

          (a) within one hundred twenty (120) days after and as of the end of each of Company's fiscal years, a detailed Consolidated audit report of Company and its Consolidated Subsidiaries certified to by independent certified public accountants satisfactory to Bank;

          (b) within forty five (45) days after and as of the end of each fiscal quarter, excluding the last quarter of each fiscal year, a Consolidated and Consolidating balance sheet and statement of profit and loss and surplus reconciliation of Company and its Consolidated Subsidiaries certified by an authorized officer of Company;

          (c) such information as required by the terms and conditions of any security agreements referred to in this Agreement;

          (d) promptly, and in form to be satisfactory to Bank, such other information as Bank may request from time to time.

      6.2 On a Consolidated statement basis, maintain, as of the end of each fiscal quarter, a ratio of current assets to current liabilities of not less than 1.75 to 1.0.

      6.3 On a Consolidated statement basis, maintain, as of the end of each fiscal quarter, Tangible Net Worth of not less than Nineteen Million Dollars ($19,000,000).

      6.4 On a Consolidated statement basis, maintain, as of the end of each fiscal quarter, a Debt to Worth Ratio of not more than 3.3 to 1.0 through October 31, 1994 and thereafter, not more than 3.0 to 1.0.

      6.5 Pay and discharge, and cause its Subsidiaries to pay and discharge, all taxes and other governmental charges and all contractual obligations calling for the payment of money, before the same shall become overdue, unless and to the extent only that such payment is being contested in good faith.

      6.6 Maintain, and cause its Subsidiaries to maintain, insurance coverage on their physical assets and against other business risks in such amounts and of such types as are customarily carried by companies similar in size and nature, and in the event of acquisition of additional property, real or personal, or of incurrence of additional risks of any nature, increase such insurance coverage in such manner and to such extent as prudent business judgment and present practice would dictate; and in the case of all policies covering property mortgaged or pledged to Bank or property in which Bank shall have a security interest of any kind whatsoever, other than those policies protecting against casualty liabilities to strangers, all such insurance policies shall provide that the loss payable thereunder shall be payable to Company and Bank as their respective interests may appear; copies of all said policies, including all endorsements thereon and those required hereunder, to be deposited with Bank.

      6.7 Permit, and cause its Subsidiaries to permit, Bank, through its authorized attorneys, accountants, and representatives, to examine Company's and its Subsidiaries' books, accounts, records, ledgers and assets of every kind and description at all reasonable times upon oral or written request of Bank.

      6.8 Promptly notify Bank of any condition or event which constitutes or with the running of time and/or the giving of notice would constitute a default under this Agreement, and promptly inform Bank of any material adverse change in Company's or any Subsidiary's financial condition.

     6.9 Furnish to the Bank concurrently with the delivery of each of the financial statements required by Section 6.1(a) and (b) hereof, a statement prepared and certified by the chief financial officer of Company (or in his absence, a responsible senior officer of Company) (a) setting forth all computations necessary to show compliance by Company with the financial covenants contained in Section 6.2, 6.3 and 6.4 of this Agreement as of the date of such financial statements, (b) stating that as of the date thereof, no condition or event which constitutes an event of default or which with the running of time and/or the giving of notice would constitute an event of default has occurred and is continuing, or if any such event or condition has occurred and is continuing or exists, specifying in detail the nature and period of existence thereof and any action taken with respect thereto taken or contemplated to be taken by Company and (c) stating that the signer has personally reviewed this Agreement and that such certificate is based on an examination sufficient to assure that such certificate is accurate.

      6.10 Maintain in good standing, and cause each Subsidiary to maintain in good standing, all licenses required by the State of Michigan, or any agency thereof, or other governmental authority that may be necessary or required for Company or any Subsidiary to carry on its general business objects and purposes.

      6.11 Furnish, and cause each Subsidiary to furnish, Bank, upon Bank's request, in form satisfactory to Bank with pledges, assignments, mortgages, lien instruments or other security instruments covering any or all of Company's and each Subsidiary's real or personal property, of every nature and description, whether now owned or hereafter acquired, to the extent that Bank may in its sole reasonable discretion require.

       6.12  Comply,  and  cause  each  Subsidiary  to  comply,  with   all
requirements imposed by ERISA as presently in effect or hereafter promulgated including, but not limited to, the minimum funding requirements of the Pension Plans.

      6.13 Promptly notify Bank after the occurrence thereof in writing of any of the following events:

          (a) the termination of Company's or any Subsidiary's Pension Plan pursuant to Subtitle C of Title IV of ERISA or otherwise;

          (b) the appointment of a trustee by a United States District Court to administer the Pension Plan;

          (c)    the   commencement   by  the  Pension   Benefit   Guaranty
          Corporation, or any successor thereto of any proceeding to terminate the Company's or any Subsidiary's Pension Plan;

          (d) the failure of the Company's or any Subsidiary's Pension Plan to satisfy the minimum funding requirements for any plan year as established in Section 412 of the Internal Revenue Code of 1954, as amended;

          (e) the withdrawal of the Company or any Subsidiary from a Pension Plan; or

          (f)  a reportable event, within the meaning of Title IV of ERISA.

     6.14 Company shall cause each person which now is or hereafter becomes a Subsidiary to deliver to Bank, in accordance with this Section 6.14, a fully executed guaranty agreement in the form attached as Exhibit "C" and such other instruments and documents related to such guaranty as Bank shall reasonably request, including a negative pledge letter as required of Company's existing Subsidiaries pursuant to the provisions of Section 4.3 hereof. Within three (3) Business Days after a person becomes a Subsidiary, Company shall notify Bank of such occurrence in writing. The guaranty and other documents to be executed and delivered pursuant to this Section 6.14 shall be delivered to Bank within fifteen (15) days after the date such notice is required.

     7.   NEGATIVE COVENANTS

     Company covenants and agrees that so long as Bank is committed to make any advances or issue Letters of Credit under this Agreement and so long as any indebtedness or any Letters of Credit remain outstanding under this Agreement, it will not, and it will cause its Subsidiaries not to, without the prior written consent of Bank:

      7.1 Purchase, acquire or redeem any of its capital stock or make any material change in its capital structure or general business objects or purpose.

      7.2 Enter into any merger or consolidation or sell, lease, transfer, or dispose of all, substantially all, or any material part of its assets, except in the ordinary course of its business.

     7.3 Guarantee, endorse, or otherwise become secondarily liable for or upon the obligations of others, except (i) by endorsement for deposit in the ordinary course of business, (ii) Company's guaranty of Rochester Gear, Inc.'s obligations to Bank under the Guaranty dated as of November 1, 1989 from Company to Bank, and (iii) Company's guaranty of Rochester Gear, Inc.'s obligations to Bank under the Guaranty dated as of October 1, 1991 from Company to Bank.

      7.4 Become or remain obligated for any indebtedness for borrowed money, or for any indebtedness incurred in connection with the acquisition of any property, real or personal, tangible or intangible, except:

          (a)  indebtedness to Bank;

          (b) current unsecured trade, utility or non-extraordinary accounts payable arising in the ordinary course of Company's business;

          (c)  indebtedness described in attached Exhibit "E".

      7.5 Purchase or otherwise acquire or become obligated for the purchase of all or substantially all of the assets or business interests of any person, firm or corporation or any shares of stock of any corporation, trusteeship or association or in any other manner effectuate or attempt to effectuate an expansion of present business by acquisition.

      7.6 Make or allow to remain outstanding any investment (whether such investment shall be of the character of investment in shares of stock, evidences of indebtedness or other securities or otherwise) in, or any loans or advances to, any person, firm, corporation or other entity or association, except:

          (a) advances in the ordinary course of business to officers payable within thirty days;

          (b) advances to Company's domestic Subsidiaries in the ordinary course of business;

          (c) investments in an amount not exceeding Five Hundred Thousand Dollars ($500,000) in the aggregate; and

          (d) short-term investments of cash in cash equivalents for the purposes of cash management in accordance with Company's normal business practices.


      7.7 Affirmatively pledge or mortgage any of its assets, whether now owned or hereafter acquired, or create, suffer or permit to exist any lien, security interest in, or encumbrance thereon, except to Bank.

      7.8 Sell, assign, transfer or confer a security interest in any account, contract, note, trade acceptance or other receivable, except to Bank.

      7.9 Enter into, maintain, or make contribution to, directly or indirectly, any Pension Plan that is subject to ERISA, except the Pension Plans.

      7.10 Enter into or allow to exist any agreement, document or instrument which would restrict or prevent Company or any Subsidiary from granting Bank liens upon, security interests in and pledges of its assets which are senior in priority to all other liens and encumbrances.

     8.   ENVIRONMENTAL PROVISIONS

     8.1 Company shall comply, and shall cause its Subsidiaries to comply, in all material respects with all applicable Environmental Laws.

      8.2 Company shall provide to Bank, immediately upon receipt, copies of any correspondence, notice, pleading, citation, indictment, complaint, order, decree, or other document from any source asserting or alleging a circumstance or condition which requires or may require a financial contribution by Company or any Subsidiary or a cleanup, removal, remedial action, or other response by or on the part of Company or any Subsidiary under applicable Environmental Laws or which seeks damages or civil, criminal or punitive penalties from Company or any Subsidiary for an alleged violation of Environmental Laws.

      8.3 Company shall promptly notify Bank in writing as soon as Company becomes aware of any condition or circumstance which makes the environmental warranties contained in this Agreement incomplete or inaccurate in any material respect as of any date.

      8.4 In the event of any condition or circumstance that makes any environmental warranty, representation and/or agreement incomplete or inaccurate in any material respect as of any date, Company shall, at the reasonable request of Bank, at Company's sole expense, retain an environmental professional consultant, reasonably acceptable to Bank, to conduct a thorough and complete environmental audit regarding the changed condition and/or circumstance and any environmental concerns arising from that changed condition and/or circumstance. A copy of the environmental consultant's report will be promptly delivered to Bank upon completion.

      8.5 At any time Company or any Subsidiary, directly or indirectly through any professional consultant or other representative, determines to undertake an environmental audit, assessment or investigation, Company shall promptly provide Bank with written notice of the initiation of the environmental audit, fully describing the purpose and intended scope of the environmental audit. Upon receipt, Company will promptly provide to Bank copies of all final findings and conclusions of any such environmental investigation. Preliminary findings and conclusions shall be provided if final reports have not been completed and delivered to Bank within 60 days following completion of the preliminary findings and conclusions.

      8.6 Company hereby indemnifies, saves and holds Bank and any of its past, present and future officers, directors, shareholders, employees, representatives and consultants harmless from any and all loss, damages, suits, penalties, costs, liabilities and expenses (including but not limited to reasonable investigation, environmental audit(s), and legal expenses) arising out of any claim, loss or damage of any property, injuries to or death of persons, contamination of or adverse affects on the environment, or any violation of any applicable Environmental Laws, caused by or in any way related to property owned by Company or any Subsidiaries, or due to any acts of Company, its officers, directors, shareholders, employees, consultants and/or representatives; provided, however, that the foregoing indemnification shall not be applicable when arising from events or conditions occurring while the Bank is in sole possession (subject to the rights of any creditors of Company) of the property. In no event shall Company be liable hereunder for any loss, damages, suits, penalties, costs, liabilities or expenses arising from any act of gross negligence or willful misconduct of Bank, or its agents or employees.

     9.   DEFAULTS

     9.1 Upon non-payment of the principal or interest due under the terms of this Agreement or on the Revolving Credit Note due in accordance with the terms thereof, the Revolving Credit Note shall automatically become immediately due and payable, and Bank's commitment to make further advances and to issue Letters of Credit under this Agreement shall automatically terminate.

     9.2  Upon occurrence of any of the following events of default:

          (a) default in the observance or performance of any of the conditions, covenants or agreements of Company set forth in Sections 6, 7 or 8, hereof;

          (b) default in the observance or performance or any of the other conditions, covenants or agreements of Company herein set forth and continuance thereof for thirty (30) days after notice to Company by Bank;

          (c) any representation or warranty made by Company herein or in any instrument submitted pursuant hereto proves untrue in any material respect when made;

          (d) default in the observance or performance of any of the conditions, covenants or agreements of Company or any Subsidiary set forth in any collateral document of security which may be given to secure the indebtedness hereunder or in any other collateral document related to or connected with this agreement or the indebtedness hereunder;

          (e) default in the payment of any other obligation of Company or any Subsidiary for borrowed money, or in the observance or performance of any conditions, covenants or agreements related or given with respect thereto and such default shall be continued for a period sufficient to permit acceleration of the indebtedness prior to its expressed maturity;

          (f) judgments for the payment of money in excess of the sum of One Hundred Thousand Dollars ($100,000) in the aggregate shall be rendered against Company or any Subsidiary, and such judgments shall remain unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of sixty (60) consecutive days from the date of its entry;

          (g) the occurrence of any "reportable event", as defined in ERISA, which is determined to constitute grounds for termination by the Pension Benefit Guaranty Corporation of any Pension Plan maintained by or on behalf of the Company or any Subsidiary for the benefit of any of its employees or for the appointment by the appropriate United States District Court of a trustee to administer such Pension Plan and such reportable event is not corrected and such determination is not revoked within 30 days after notice thereof has been given to the plan administrator or the Company; or the institution of proceedings by the Pension Benefit Guaranty Corporation to terminate any such Pension Plan or to appoint a trustee to administer such Pension Plan; or the appointment of a trustee by the appropriate United States District Court to administer any such Pension Plan;

          (h) revocation of any Guaranty or any negative and deferred pledge letter;

          (i) default by Company in the observance or performance of any obligation under any agreement made by Company with Bank in connection with the issuance of any of the Letters of Credit;

          (j) if there shall be any change for any reason whatsoever in the management or control of Company or any Subsidiary which shall in the sole judgment of Bank adversely affect future
          prospects  for  the  successful  operation  of  Company  or   any
          Subsidiary;

          (k)  if Bank shall deem itself insecure;

then, or at any time thereafter, unless such default is remedied, Bank may give notice to Company declaring all outstanding indebtedness hereunder to be due and payable, whereupon the Revolving Credit Note and all indebtedness then outstanding hereunder shall immediately become due and payable without further notice and demand, as the case may be, and Bank's commitment to make further advances and to issue Letters of Credit under this Agreement shall automatically terminate.

      9.3 If a creditors' committee shall have been appointed for the business of Company or any Subsidiary; or if Company or any Subsidiary shall have made a general assignment for the benefit of creditors or shall have been adjudicated bankrupt, or shall have filed a voluntary petition in bankruptcy or for reorganization or to effect a plan or arrangement with creditors; or shall file an answer to a creditor's petition or other petition filed against it, admitting the material allegations thereof for an adjudication in bankruptcy or for reorganization; or shall have applied for or permitted the appointment of a receiver or trustee or custodian for any of its property or assets; or such receiver, trustee or custodian shall have been appointed for any of its property or assets (otherwise than upon application or consent of Company or a Subsidiary) and such receiver, trustee, or custodian so appointed shall not have been discharged within forty-five (45) days after the date of his appointment; or if an order shall be entered and shall not be dismissed or stayed within forty-five
(45) days from its entry, approving any petition for reorganization of Company or any Subsidiary; then the Revolving Credit Note and all indebtedness then outstanding hereunder shall automatically become immediately due and payable, and Bank's commitment to make further advances and to issue Letters of Credit under this Agreement shall automatically terminate.

      9.4 From and after the occurrence of any event of default under this Agreement or any event which automatically causes the indebtedness outstanding hereunder or under the Revolving Credit Note to become immediately due and payable, said indebtedness shall bear interest at three percent (3%) above the Prime-based Rate as it may vary from time to time, which interest shall be payable on demand.

     10.  MISCELLANEOUS

      10.1 This Agreement shall be binding upon and shall inure to the benefit of Company and Bank and their respective successors and assigns, except that the credit provided for under this Agreement and no part thereof and no obligation of Bank hereunder shall be assignable or otherwise transferable by Company.

      10.2 Company shall pay all closing costs and expenses, including, by way of description and not limitation, reasonable outside attorney fees and lien search fees incurred by Bank in connection with the commitment, consummation and closing of this Agreement. All of said amounts required to be paid by Company may, at Bank's option, be charged by Bank as an advance against the proceeds of the Revolving Credit Note. All costs, including attorney fees and auditor fees, incurred by Bank in reviewing, revising, protecting or enforcing any of its or any of the Bank's rights against Company or defending Bank from any claims or liabilities by any party or otherwise incurred by Bank in connection with an event of default or the enforcement of this Agreement or the related documents, including by way of description and not limitation, such charges in any court or bankruptcy proceedings or arising out of any claim or action by any person against Bank which would not have been asserted were it not for Bank's relationship with Company hereunder, shall also be paid by Company.

      10.3 Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with generally accepted accounting principles consistently applied.

      10.4 No delay or failure of Bank in exercising any right, power or privilege hereunder shall affect such right, power or privilege, nor shall any single or partial exercise thereof preclude any further exercise thereof, or the exercise of any other power, right or privilege. The rights of Bank under this Agreement are cumulative and not exclusive of any right or remedies which Bank would otherwise have.

      10.5 All notices with respect to this Agreement shall be deemed to be completed upon mailing by certified mail to the following:

          To Company:
          1825 S. Woodward
          Suite 240
          Bloomfield Hills, Michigan 48302
          Attention: Director of Corporate Finance

          To Bank:
          One Detroit Center
          500 Woodward Avenue
          Detroit, Michigan 48226
          Attention: Metropolitan Loan Division - D

      10.6 This Agreement and the Revolving Credit Note have been delivered at Detroit, Michigan, and shall be governed by and construed and enforced in accordance with the laws of the State of Michigan. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

      10.7 No amendments or waiver of any provisions of this Agreement nor consent to any departure by Company therefrom shall in any event be effective unless the same shall be in writing and signed by the Bank, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No amendment, waiver or consent with respect to any provision of this Agreement shall affect any other provision of this Agreement.

      10.8 In the event Company's obligation to pay interest on the principal balance of the Revolving Credit Note is or becomes in excess of the maximum interest rate which Company is permitted by law to contract or agree to pay, giving due consideration to the execution date of this Agreement, then, in that event, the rate of interest applicable shall be deemed to be immediately reduced to such maximum rate and any payments in excess of such maximum rate shall be deemed to have been payments in reduction of principal and not of interest.

      10.9 This Agreement shall become effective upon the execution hereof by Bank and Company.

     10.10 COMPANY AND BANK HEREBY IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY AND ALL ACTIONS OR PROCEEDINGS AT ANY TIME IN WHICH COMPANY AND BANK ARE PARTIES ARISING OUT OF THIS AGREEMENT OR THE OTHER DOCUMENTS CONTEMPLATED HEREBY.

      WITNESS the due execution hereof as of the day and year first above written.


COMERICA BANK                      NEWCOR, INC.



By:                                By:
   Daniel J. Neumeyer                 W. John Weinhardt

Its: Vice President                Its: President


                                   By:
                                      John J. Garber

                                   Its: Treasurer



                        ACKNOWLEDGEMENT


      The undersigned accept and agree to the amendment and restatement of the Existing Agreement and agree to the continued effectiveness of the Guaranty originally executed and delivered to Comerica Bank (successor in interest by reason of merger to Manufacturers Bank, N.A.) by the undersigned on March 9, 1992.


                                   ROCHESTER GEAR, INC.



                                   By:___________________________
                                      W. John Weinhardt

                                   Its: Chairman of the Board


                                   By:___________________________
                                      John J. Garber

                                   Its: Treasurer



                                   NEWCOR MACHINE TOOL, INC.



                                   By:___________________________
                                      W. John Weinhardt

                                   Its: Chairman of the Board


                                   By:___________________________
                                      John J. Garber

                                   Its: Treasurer



                                   EONIC, INC.



                                   By:___________________________
                                      W. John Weinhardt

                                   Its: Chairman of the Board


                                   By:___________________________
                                      John J. Garber

                                   Its: Treasurer
                          EXHIBIT "A"

                     REVOLVING CREDIT NOTE


                                                Detroit, Michigan
$28,000,000                                         March 6, 1995


      On or before the Revolving Credit Maturity Date (which initially is February 28, 1997), FOR VALUE RECEIVED, NEWCOR, INC., a Delaware corporation (herein called "Company") promises to pay to the order of COMERICA BANK, a Michigan banking corporation (herein called "Bank") at its Main Office at 500 Woodward Avenue, Detroit, Michigan, 48226 in lawful money of the United States of America the indebtedness or so much of the sum of Twenty Eight Million Dollars ($28,000,000) as may from time to time have been advanced and then be outstanding hereunder pursuant to the Second Amended and Restated Revolving Credit Agreement dated March 6, 1995, made by and between Company and Bank (herein called "Agreement"), together with interest thereon as hereinafter set forth.

      Each of the Advances made hereunder shall bear interest at the Eurodollar-based Rate or the Prime-based Rate as elected by Company or as otherwise determined under the Agreement.

      Interest on the unpaid balance of all Prime-based Advances shall be payable quarterly commencing on April 30, 1995 and on the last day of each calendar quarter thereafter. Interest accruing at the Prime-based Rate shall be computed on the basis of a 360 day year and assessed for the actual number of days elapsed, and in such computation effect shall be given to any change in the Prime-based Rate on the date of such change in the Prime-based Rate.

      Interest on each Eurodollar-based Advance shall be payable on the last day of the Interest Period applicable thereto. Interest accruing at the Eurodollar-based Rate shall be computed on the basis of a 360 day year and assessed for the actual number of days elapsed from the first day of the Interest Period applicable thereto to but not including the last day thereof.

      From and after the occurrence of any event of default hereunder or under the Agreement or any event which automatically causes the indebtedness outstanding hereunder to become immediately due and payable, the indebtedness outstanding hereunder shall bear interest at Three percent (3%) above the Prime-based Rate as it may vary from time to time, which interest shall be payable daily.

      This Note is a note under which advances, repayments and readvances may be made from time to time, subject to the terms and conditions of the Agreement. This Note evidences borrowing under, is subject to, is secured in accordance with, and may be matured under, the terms of the Agreement, to which reference is hereby made. As additional security for this Note, Company grants Bank a lien on all property and assets including deposits and other credits of the Company, at any time in possession or control of or owing by Bank for any purpose.

      Company hereby waives presentment for payment, demand, protest and notice of dishonor and nonpayment of this Note and agrees that no obligation hereunder shall be discharged by reason of any extension, indulgence, release, or forbearance granted by any holder of this Note to any party now or hereafter liable hereon or any present or subsequent owner of any property, real or personal, which is now or hereafter security for this Note. Any transferees of, or endorser, guarantor or surety paying this
Note in full shall succeed to all rights of Bank, and Bank shall be under no further responsibility for the exercise thereof or the loan evidenced hereby. Nothing herein shall limit any right granted Bank by other instrument or by law.

     This Note is a replacement for a Revolving Credit Note dated
July 26, 1994 in the original principal amount of $35,000,000 by Company payable to Bank.

     All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.


                              NEWCOR, INC.


                              By:
                                 W. John Weinhardt

                                 Its: President


                              By:
                                 John J. Garber

                                 Its: Treasurer
                          EXHIBIT "B"

                      REQUEST FOR ADVANCE



     Pursuant to the Second Amended and Restated Revolving Credit
Agreement  dated March 6, 1995, (herein called "Agreement"),  the
undersigned hereby requests COMERICA BANK to make a(an)                      1
Advance  to  the undersigned on                ,  19   ,  in  the
amount of                             DOLLARS, ($         ) under
the  Revolving  Credit Note dated March 6, 1995,  issued  by  the undersigned  to  said Bank (herein called "Note").  The  Interest
Period  for  the  requested  Advance,  if  applicable,  shall  be
 .2  The  last  day of the Interest Period for the  amounts  being
converted    or    refunded   hereunder,   if   applicable,    is
, 19  .

      The undersigned certifies that no event has occurred or condition exists which constitutes, or with the passage of time and/or giving of notice would constitute, a default under the Agreement or the Note, and none will exist upon the making of the Advance requested hereunder. The undersigned further certifies that upon advancing the sum requested hereunder, the aggregate principal amount outstanding under the Note will not exceed the face amount thereof. If the amount advanced to the undersigned under the Note shall at any time exceed the face amount thereof, the undersigned will pay such excess amount on demand.

      The undersigned hereby authorizes said Bank to disburse the proceeds of this Request for Advance by crediting the account of the undersigned with Bank separately designated by the undersigned or as the undersigned may otherwise direct, unless this Request for Advance is being submitted for a conversion or refunding, in which case it shall refund or convert that portion stated above of the existing outstandings under the Note.


Dated this      day of                 , 19  .


                              NEWCOR, INC.



                              By:

                                   Its:



                              By:

                                   Its:

_______________________________
    1Insert, as applicable, "Eurodollar-based", or "Prime-based".

     2For a Eurodollar-based Advance insert, as applicable, "one month", "two months", "three months", or "six months".